UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2010

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Glenlake Parkway, Suite 1325, Atlanta, GA 30328

(Address of principal executive offices, including zip code)

(678) 808-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 21, 2010, Transcend Services, Inc. (the “Company”) entered into an Agreement and Plan of Merger with Spryance, Inc. and certain principal stockholders, and acquired Spryance, Inc. (known as “Heartland”) through a merger of Transcend Acquisition Corporation (a wholly-owned subsidiary of Transcend Services, Inc.) into Spryance, Inc. The aggregate consideration was $6,491,848, consisting of cash of $5,450,000 plus the pay off at closing of a Heartland note payable in the amount of $1,041,848. In addition, the Company assumed $1,008,152 of liabilities (net of U.S. cash acquired) related to Heartland’s transaction-related expenses.

Founded in 1997, Heartland Information Services was acquired in 2006 by Spryance, Inc. The combined company has used the Heartland name since the acquisition. Headquartered in Toledo, Ohio, Heartland is a provider of clinical documentation services that serves approximately 55 hospitals plus several clinics and surgery centers nationwide and has a strong relationship with Hospital Corporation of America (HCA). With annual revenue of approximately $18 million and centers in Bangalore, Chennai and Delhi, the company has over 1,500 medical transcription and quality assurance specialists in India and has historically provided most of its services using offshore resources.

Transcend expects to allocate the purchase price between goodwill, customer relationships, covenants not to compete, property and equipment and working capital. Transcend will include the results of Heartland operations in its financial statements from the close date forward.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.01.

Item 7.01.	Regulation FD Disclosure

A copy of the press release dated October 22, 2010 announcing the completion of the acquisition of Heartland is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are filed with this current report on Form 8-K:

Exhibit No.	Description

10.1	Agreement and Plan of Merger by and among Spryance, Inc. the Principal Stockholders listed on the Signature Pages hereto, The Stockholders’ Representative, Transcend Services Inc. and Transcend Acquisition Corporation dated October 21, 2010.

99.1	Press release of Transcend Services, Inc. dated October 22, 2010.

The agreements identified in this report as exhibits are between and among the parties to them, and are not for the benefit of any other person. Each agreement speaks as of its date, and the Company does not undertake to update them, unless otherwise required by the terms of the agreement or by law. As permitted, the Company has omitted some disclosure schedules because the Company has concluded that they do not contain information that is material to an investment decision and is not otherwise disclosed in the agreement or this report. Omitted schedules may nevertheless affect the related agreement. The agreements, including the Company’s representations, warranties, and covenants, are subject to qualifications and limitations agreed to by the parties and may be subject to a contractual standard of materiality, and remedies, different from those generally applicable or available to investors and may reflect an allocation of risk between or among the parties to them. Accordingly, the representations, warranties and covenants of the Company contained in the agreements may not constitute strict representation of factual matters or absolute promises of performance. Moreover, the agreements may be subject to differing interpretations by the parties, and a party may, in accordance with the agreement or otherwise, waive or modify the Company’s representations, warranties, or covenants.

Disclosures About Forward-Looking Statements

This report contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, our operating results combined with Heartland’s, our expected operating results following the Heartland merger, the expected allocation of the purchase price, our financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, extraordinary expenses, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, challenges encountered in integrating acquired businesses, increased regulatory burdens, lower-than-expected demand for the Company’s products and services, failure to expand customer relationships or realize revenues from sales closed in the current quarter, the Company’s position for growth, delays in the development of the Company’s transcription platform, business conditions in the integrated health care delivery network market, adverse general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: October 26, 2010	/S/ LANCE CORNELL
Lance Cornell
Chief Financial Officer
(Principal Financial Officer)

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